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                                                                   Exhibit 4(n)


                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                        AMERICAN GENERAL CAPITAL, L.L.C.


         This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is entered into effective as of March 28, 1995, by and between American General Corporation, a Texas corporation ("American General"), and American General Capital Services, Inc., a Delaware corporation ("AGCSI"). American General and AGCSI are individually referred to herein as a "Member" and collectively as the "Members".

         1. The Members hereby agree to form a limited liability company (the "Company") pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C Section 18-101, et seq., as it may be amended from time to time, and any successor to such Act (the "Delaware Act"). The rights and obligations of the Members and the administration and termination of the Company shall be governed by this Agreement and the Delaware Act.

         2. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, to issue limited liability common and preferred securities, to loan all or substantially all of the proceeds thereof to American General or any direct or indirect subsidiary thereof and, at the discretion of the Manager (as defined in Paragraph 6), to invest a portion of the proceeds thereof in such investments as are approved by the Manager and to engage in any and all activities necessary or incidental to the foregoing.

         3.      The name of the Company shall be "American General Capital,
L.L.C.".

         4. The registered office and the principal office of the Company shall be as the Manager may designate from time to time. The Company may maintain offices at such other place or places as the Manager deems necessary or appropriate.

         5. The Company shall commence upon the filing of a Certificate of Formation (the "Certificate") in accordance with the Delaware Act and shall continue in existence until the close of the Company's business on December 31, 2050, or until the earlier termination of the Company in accordance with the provisions of Paragraph 8. The form of the Certificate shall be as determined by the Manager.

         6. The powers of the Company shall be exercised by or under authority of, and the business and affairs of the Company shall be managed by or under the direction of, a manager (the "Manager"). The initial Manager of the Company is American General, which shall serve in such capacity until its successor or replacement shall have been appointed by the unanimous decision of the Members. In connection with the management of the





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business and affairs of the Company, the Manager shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Company. American General is hereby designated as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file the Certificate of Formation of the Company (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The Manager is hereby authorized to execute any and all registration statements, amendments and other documents related to the issuance and sale of any limited liability common or preferred securities of the Company, the loan of the proceeds thereof to American General or any direct or indirect subsidiary thereof, and the investment of the proceeds thereof in such investments as are approved by the Manager, and to engage in any and all activities necessary or incidental to the foregoing.

         7. The Members have contributed the following amounts in cash to the Company:

                 American General Corporation                 $10.00

                 American General Capital Services, Inc.      $10.00

         American General shall be required, and hereby undertakes, to maintain at least a 21% membership interest in the Company at all times. The membership interest of American General in the Company shall not be transferable.

         8. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a "Dissolution Event"):

                 (a) The expiration of the fixed period for the duration of the Company set forth in Paragraph 5;

                 (b)      The unanimous written consent of the Members;

                 (c) Except as provided in paragraph 10, the resignation, expulsion, dissolution or Bankruptcy (as defined below) of any Member, or the occurrence of any other event that terminates the continued membership of any Member; or

                 (d) Entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

As referenced herein, "Bankruptcy" means the occurrence of any of the events described in Section 18-304 of the Delaware Act.





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         9.      This Agreement may be amended or restated from time to time, but only by a written instrument executed by all of the Members. The Certificate may be amended or restated from time to time, but only with the approval of all Members.

         10. One or more additional members of the Company may be admitted to the Company with the consent of the Members. Immediately following the admission of an additional member of the Company, AGCSI shall resign from the Company as a member of the Company. Upon such resignation, the remaining members of the Company are authorized to, and shall continue, the business of the Company without dissolution.

         11. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

         12. This Agreement may be executed in one or more counterparts each of which shall constitute an original, but all of which together shall constitute only one agreement.



                                        AMERICAN GENERAL CORPORATION



                                        By: /s/  AUSTIN P. YOUNG
                                           ____________________________
                                        Name:    Austin P. Young
                                        Title:   Senior Vice President and
                                                 Chief Financial Officer

                                        AMERICAN GENERAL CAPITAL
                                          SERVICES, INC.



                                        By: /s/  JAMES L. GLEAVES
                                           ____________________________
                                        Name:    James L. Gleaves
                                        Title:   Treasurer





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